Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS 2014 SECOND QUARTER RESULTS

•	HEALTHCARE REVENUE WAS 31% OF REVENUE

•	TOTAL SOLUTIONS REVENUE WAS 40% OF REVENUE

•	STRONG BALANCE SHEET WITH NO DEBT AND SOLID CASH POSITION OF $31.7 MILLION

BUFFALO, N.Y. — July 22, 2014 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, announced its financial results for the 2014 second quarter which ended on June 27, 2014. Second quarter results reflected lower revenue in CTG’s healthcare and staffing businesses in North America and a higher income tax rate due to the absence of tax credits which contributed approximately two cents to net income per diluted share in the 2013 second quarter. As previously announced in its July 15, 2014 news release, CTG’s earnings in the 2014 second quarter were also affected by much higher than expected medical costs from the Company’s self-insured medical plan which reduced net income per diluted share for the recent quarter by two cents.

2014 Second Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2014 second quarter as compared with the 2013 second quarter are as follows (dollar amounts in thousands except per share data):

	June 27, 2014	June 28, 2013	$ Change	% Change
Revenue	$100,331	$107,117	$(6,786)	(6)%
Operating income	$5,470	$6,399	$(929)	(15)%
Net income	$3,233	$4,055	$(822)	(20)%
Diluted net income per share	$0.20	$0.24	$(0.04)	(17)%

The Company’s operating margin was 5.5% in the 2014 second quarter compared with 6.0% in the 2013 second quarter reflecting the effect of decreased revenue and higher medical expenses in the 2014 quarter.

“CTG’s second quarter financial results came in with revenue and earnings just under the original guidance range we provided in our first quarter news release,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Without the unexpected, significant increase in medical expenses from our self-insured employee health plan, which decreased diluted earnings per share by $0.02, earnings would have met the midpoint of our original guidance. The favorable impact of a new data analytics project that began in the quarter and will run through the rest of 2014, as well as continued cost control helped to offset some of the downward pressure on margins and earnings from both higher taxes and the expected decrease in revenue from our U.S. health IT and staffing businesses. Revenue from our European operations, which contributed almost 20% to total revenue in the quarter, was up slightly, maintaining the growth achieved last year as demand from our financial services and government clients there remains strong.”

Mr. Boldt continued, “Our lower healthcare revenue in 2014 reflects a reduction in spending on electronic medical records (EMR) systems. As hospitals contend with reductions in government reimbursements over the last year we have seen an increase in opportunities for our application outsourcing and advisory services offerings, areas we are focused on growing. Healthcare application outsourcings are typically large multi-year engagements and CTG is considered one of the best in the industry in the area of healthcare application management outsourcing, which positions us favorably to expand this business. Over the last year, we also strengthened our health advisory offerings to capitalize on growing demand for consulting support from health organizations to respond effectively to new reimbursement models and regulatory mandates tied to health reform.”

Solutions revenue in the 2014 second quarter decreased $2.0 million or 5% to $40.3 million, representing 40% of total revenue, equivalent to 40% in the 2013 second quarter. Staffing revenue decreased $4.8 million or 7% to $60.0 million, or 60% of total revenue, the same percentage as the 2013 second quarter. European revenue in the 2014 second quarter increased 6% to $19.8 million, or 20% of total revenue, from $18.6 million, or 17% of total revenue, in the 2013 second quarter. Foreign currency exchange fluctuations had a $1.0 million favorable effect on consolidated revenue in the 2014 second quarter. There were 64 billing days in the second quarter of 2014 and 2013, respectively, and 62 billing days in the first quarter of 2014.

Selling, general, and administrative (SG&A) expenses declined 3% in the quarter to $15.7 million from $16.2 million in the 2013 second quarter. SG&A expenses as a percentage of revenue were 15.7% compared with 15.2% a year ago.

Cash provided by operations was $2.7 million in the 2014 second quarter, compared with cash provided by operations of $4.9 million in the 2013 second quarter. At June 27, 2014, the Company had $31.7 million in cash compared with $34.0 million at the end of the 2013 second quarter. The Company had no outstanding debt at the end of the 2014 or 2013 second quarters.

The Company’s effective tax rate in the 2014 second quarter was 40.3% compared with 35.6% in the 2013 second quarter. The higher tax rate in the 2014 second quarter reflected the expiration of certain tax credits at the end of 2013, while the lower tax rate in the 2013 period reflected federal R&D and personnel hiring tax credits. The Company estimates a tax rate for 2014 of between 38 to 40 percent including the expected benefit for these tax credits upon the extension of legislation which expired at the end of 2013.

2014 First Half Review

Revenue, operating income, net income, and diluted net income per share for the 2014 first half as compared with the 2013 first half are as follows (dollar amounts in thousands except per share data):

	June 27, 2014	June 28, 2013	$ Change	% Change
Revenue	$198,242	$215,612	$(17,370)	(8)%
Operating income	$10,945	$12,581	$(1,636)	(13)%
Net income	$6,399	$8,112	$(1,713)	(21)%
Diluted net income per share	$0.39	$0.47	$(0.08)	(17)%

The Company’s operating margin decreased 30 basis points to 5.5% in the 2014 first half from 5.8% in the 2013 first half. During the first half of 2014, revenue from CTG’s solutions business was $78.7 million, or 40% of total revenue, and its staffing business revenue was $119.5 million, or 60% of total revenue. European revenue increased 7% to $40.6 million in the 2014 first half and represented 20% of total revenue.

Selling, general, and administrative expenses declined 5% to $31.2 million, or 15.7% of revenue, compared with $32.7 million, or 15.1% of revenue, in the 2013 first half.

Stock Repurchase Program

The Company repurchased approximately 175,000 of its shares in the 2014 second quarter at an average price of $16.21 per share. A total of approximately 386,000 shares were repurchased in the 2014 first half at an average price of $16.64 per share. On June 30, 2014, 751,000 shares were available under its current repurchase authorizations.

2014 Third Quarter and Full Year Guidance

CTG is providing guidance for the 2014 third quarter and 2014 full year in the table below. Guidance for the 2014 full year was previously updated in the Company’s July 15, 2014 news release.

2014 Third Quarter	Range	Range midpoint	Change from 2013 third quarter at range midpoint
(63 billing days in both 2014 and 2013)
Revenue	$96-98 million	$97 million	(4)%
Diluted net income per share	$0.16 - $0.18	$0.17	(26)%

2014 Full Year (Projected tax rate of 38% to 40%)	Range	Range midpoint	Change from 2013 at range midpoint
Revenue	$390-400 million	$395 million	(6)%
Diluted net income per share	$0.75 - $0.81	$0.78	(15)%

Mr. Boldt commented, “Given the higher medical costs we experienced in the second quarter of 2014, we thought it prudent to increase the forecast for medical expenses for the remainder of the year. This change is reflected in our most recent guidance. Net income per diluted share for 2014 is now projected to range from $0.75 to $0.81 and includes the previous estimate of $0.18 per share from the sale of $6 million in data analytics products.”

Mr. Boldt continued, “We have achieved many years of revenue and earnings growth during the last decade, but are currently facing some headwinds from several market forces including lower government reimbursement rates to hospitals which has limited their spending and the federal government’s unexpected rescission of the October 2014 deadline for conversion of medical diagnostic codes to the ICD-10 standard.

Although the healthcare IT market is constrained in the short-term, over the long-term we continue to believe it is an excellent market on which to focus. Hospitals have gone through cycles like this before where they had to delay spending until their financial position and market conditions improved. Yet high functioning EMR systems and health information exchanges remain essential to ensure large U.S. hospitals and integrated delivery networks can securely share information with payers and other providers, while also remaining viable from an operational, financial and care delivery perspective under health reform. This work is far from complete and during this cyclical downturn, we are focused on growing our cost-effective outsourcing and consulting services. Our data analytics offerings support cost control for provider and payer organizations, and the move toward population health management and accountable care business models. We also believe that European hospitals will ultimately install U.S. software, and that should eventually create opportunities for EMR work for CTG. These expectations, combined with the enormous magnitude of the healthcare market, almost 20% of the current U.S. GDP, reaffirm our continued optimism in the longer term for our healthcare business.

Mr. Boldt concluded, “We are in excellent shape financially with a strong balance sheet with solid receivables, no debt, and a strong cash position. While we cannot completely avoid the effect of cyclical downturns in the marketplace, CTG has managed through these cycles before and come out ready to grow again.”

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, July 22, 2014 at 8:30 a.m. Eastern Daylight Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 8:10 a.m. and 8:20 a.m. and ask for the CTG conference call. A replay of the call will be available between 10:30 a.m. Eastern Daylight Time July 22, 2014 and 11:00 p.m. Eastern Daylight Time July 25, 2014 by dialing 1-800-475-6701 and entering the conference ID number 306733.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,800 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013
Revenue	$100,331	$107,117	$198,242	$215,612
Direct costs	79,133	84,470	156,112	170,366
Selling, general and administrative expenses	15,728	16,248	31,185	32,665

Operating income	5,470	6,399	10,945	12,581
Other expense, net	(55)	(106)	(152)	(215)

Income before income taxes	5,415	6,293	10,793	12,366
Provision for income taxes	2,182	2,238	4,394	4,254

Net income	$3,233	$4,055	$6,399	$8,112

Net income per share:
Basic	$0.22	$0.26	$0.42	$0.53

Diluted	$0.20	$0.24	$0.39	$0.47

Weighted average shares outstanding:
Basic	14,999	15,459	15,074	15,445
Diluted	16,276	17,098	16,424	17,082
Cash dividend declared per share	$0.06	$0.05	$0.12	$0.10

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 27,	December 31,	June 28,
	2014	2013	2013
Current Assets:
Cash and cash equivalents	$31,650	$46,227	$33,974
Accounts receivable, net	74,154	67,422	75,763
Other current assets	3,694	2,770	3,570

Total current assets	109,498	116,419	113,307
Property and equipment, net	8,340	8,241	7,537
Goodwill	37,617	37,638	37,917
Other assets	12,140	12,133	10,741

Total Assets	$167,595	$174,431	$169,502

Current Liabilities:
Accounts payable	$8,520	$9,536	$10,004
Accrued compensation	28,635	31,460	30,367
Other current liabilities	6,308	7,933	6,093

Total current liabilities	43,463	48,929	46,464
Long-term debt	—	—	—
Other liabilities	10,713	11,660	13,176
Shareholders’ equity	113,419	113,842	109,862

Total Liabilities and Shareholders’ Equity	$167,595	$174,431	$169,502

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two
	Quarters Ended
	June 27,	June 28,
	2014	2013
Net income	$6,399	$8,112
Depreciation and amortization expense	1,618	1,291
Equity-based compensation expense	1,193	1,219
Other operating items	(15,809)	(12,778)

Net cash used in operating activities	(6,599)	(2,156)
Net cash used in investing activities	(1,569)	(4,659)
Net cash provided by (used in) financing activities	(6,316)	442
Effect of exchange rates on cash and cash equivalents	(93)	(267)

Net decrease in cash and cash equivalents	(14,577)	(6,640)
Cash and cash equivalents at beginning of period	46,227	40,614

Cash and cash equivalents at end of period	$31,650	$33,974

— END —

CTG news releases are available on the Web at www.ctg.com.